Calculation of Filing Fee Tables
S-4
MID PENN BANCORP INC
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	common stock, par value $1.00 per share	Other	2,139,477		$ 56,929,506.48	0.0001381	$ 7,861.96
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 56,929,506.48		$ 7,861.96
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 7,861.96
Offering Note
[1]	(a) Amount Registered: The number shares of common stock, par value $1.00 per share, of Mid Penn Bancorp, Inc. ("Mid Penn" and, such shares, the "Mid Penn common stock") being registered is based upon (i) an estimate of the maximum number shares of common stock, no par value per share, of 1st Colonial Bancorp, Inc. ("1st Colonial" and, such shares, the "1st Colonial common stock) outstanding as of November 20, 2025, or issuable or expected to be exchanged, in connection with the merger of 1st Colonial with and into Mid Penn, with Mid Penn continuing as the surviving corporation (the "merger"), pursuant to an Agreement and Plan of Merger, dated as of September 24, 2025, by and between Mid Penn and 1st Colonial (the "merger agreement"), which collectively equal 5,134,335 multiplied by (ii) sixty percent (60%) (the maximum percentage of 1st Colonial common stock for Mid Penn common stock under the merger agreement) multiplied by (iii) the exchange ratio of 0.6945 of a share of Mid Penn common stock for each share of 1st Colonial common stock. (b) Maximum Aggregate Offering Price: Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The maximum aggregate offering price is (i) the average of the high and low prices of 1st Colonial common stock as reported on the OTC Pink Limited Market on November 20, 2025 ($18.48 per share) multiplied by (ii) the estimated maximum number of additional shares of 1st Colonial common stock to be converted in the merger (5,134,335), subtracting out the amount of cash to be paid by Mid Penn for such shares.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A